Exhibit 99.1

Barnes & Noble Education Reports Third Quarter Fiscal Year 2023 Financial Results

Consolidated Revenue Increased 11.0% to $447.1 Million
BNC’s First Day® Complete Revenue Grew 76%

Retail Gross Comparable Store Sales Increased 5.9%

Consolidated GAAP Net Loss Improved by $11.8 Million and
Consolidated Adjusted EBITDA (Non-GAAP) Improved by $19.5 Million

March 9, 2023, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the third quarter of fiscal year 2023, which ended on January 28, 2023.
Financial highlights for the Third Quarter 2023:
•Consolidated third quarter GAAP sales of $447.1 million increased 11.0%, as compared to the prior year period. The Company's third quarter Fiscal 2022 results were impacted by the effects of COVID-19 and the Omicron variant which impacted students return to campus and on-campus activities.
•Consolidated third quarter GAAP gross profit of $104.2 million increased 19.8%, as compared to the prior year period. GAAP gross margin increased to 23.3%, as compared to 21.6% in the prior year period.
•Consolidated selling and administrative expenses were down $2.0 million, as compared to the prior year period. Consolidated selling and administrative expenses as a percent of revenue decreased to 22.3% from 25.2% in the prior year.
•Consolidated third quarter GAAP net loss of $(25.0) million, compared to a net loss of $(36.8) million in the prior year period.
•Consolidated third quarter non-GAAP Adjusted Earnings of $(11.4) million, compared to $(28.9) million in the prior year period.
•Consolidated third quarter non-GAAP Adjusted EBITDA of $6.4 million, compared to $(13.1) million in the prior year period.
Operational highlights for the Third Quarter 2023:
•BNC's First Day® Complete offering revenue grew 76% to $67 million.
•116 campus stores utilized BNC's First Day Complete courseware delivery program during the 2023 Spring Term, at institutions representing approximately 580,000* in total undergraduate enrollment; up from 76 campus stores and approximately 380,000* in total undergraduate enrollment in the 2022 Spring Term.
•Total Retail segment gross comparable store sales increased by 5.9%, comprised of a 7.4% increase in course material sales due to the strength of the Company’s First Day Complete offering and higher digital course materials, and a 2.3% increase in general merchandise sales. For comparable store sales reporting purposes, logo general merchandise sales fulfilled by Lids and Fanatics are included on a gross basis. Please see more detailed definition in the third quarter Results table and Retail segment discussion below.
•Wholesale revenue was $38.9 million, representing 5.2% year-over-year growth and the first quarter of growth since the first quarter of Fiscal 2020.

*As reported by National Center for Education Statistics (NCES)

“We delivered solid results in the third quarter, with strong topline growth, increased profitability, and continued progress on our strategic initiatives. First Day Complete revenue grew 76% as the colleges and universities we serve continue to recognize the clear benefits to student outcomes and faculty instruction. We are in active dialogues with hundreds of institutional partners regarding First Day Complete and we are encouraged by the progress we have made. We remain confident about the long-term growth of the equitable access model and in our ability to successfully accelerate the transition of our business model,” said Michael P. Huseby, Chief Executive Officer, BNED. “Our profitability improved this quarter driven by the growth of higher margin revenue streams and the execution of our previously announced cost reduction initiatives, which we began to see the partial benefits of in the third quarter. We continue to focus on achieving efficiencies and reducing costs to further improve our operating performance and position us for sustainable EBITDA growth.”
Third Quarter 2023 and Year to Date Results
Results for the 13 and 39 weeks of fiscal 2023 and fiscal 2022 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Q3 2023	Q3 2022	Fiscal 2023	Fiscal 2022
Total Sales	$447.1	$402.8	$1,328.0	$1,270.6
Net Loss	$(25.0)	$(36.8)	$(55.6)	$(57.9)

Non-GAAP(1)
Adjusted EBITDA	$6.4	$(13.1)	$12.4	$1.4
Adjusted Earnings	$(11.4)	$(28.9)	$(38.1)	$(44.0)

Additional Information
Retail Gross Comparable Store Sales Variances (2)	$23.9	$30.9	$45.5	$186.9
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. In-store and online logo general merchandise sales fulfilled by Lids and Fanatics, respectively, are recognized on a net commission revenue basis, as compared to the recognition of logo sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales purposes, sales for logo general merchandise fulfilled by Lids, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Retail sales of $421.2 million increased by $46.5 million, or 12.4%, as compared to the prior year period due to increases in course material sales and general merchandise sales.

Retail Gross Comparable Store Sales increased 5.9% for the quarter, with comparable course material sales increasing 7.4%. Rental income increased 76.6% to $44.3 million for the 13 weeks ended January 28, 2023. The increases in course material product sales and rental income were primarily due to increased revenue from the Company’s First Day models, which increased by 58.6% to $120.7 million. Additionally, higher-margin rental income benefited from the improved availability of used textbook inventory, which was impacted by supply constraints in Fiscal 2022.

Retail Gross Comparable Store Sales for general merchandise increased 2.3%. Strong logo product sales were offset by a decline in graduation products and supply products.

Retail non-GAAP Adjusted EBITDA for the quarter was $6.2 million, as compared to $(15.4) million in the prior year period. Retail Non-GAAP Adjusted EBITDA increased $21.6 million due to higher revenue and a 260 basis point increase in gross margin to 21.1%. Additionally, retail sales and administrative expenses as a percent of revenue decreased to 19.6% compared to 22.6% in the prior year period, due to a partial quarter benefit from the Company’s initiatives to drive efficiencies, simplify organizational structure, and reduce non-essential costs, and lower incentive compensation expense.

Wholesale Segment Results
Wholesale third quarter sales of $38.9 million increased $1.9 million, or 5.2%, as compared to the prior year period. The increase is primarily due to increased customer demand compared to the prior year period, partially offset by higher returns and allowances.

Wholesale non-GAAP Adjusted EBITDA for the quarter declined to $3.1 million, as compared to $4.2 million in the prior year, primarily due to higher markdowns, partially offset by lower selling and administrative costs.

DSS Segment Results
DSS third quarter sales of $9.0 million decreased $0.4 million, or 4.5%, as compared to the prior year period. During the quarter, DSS took steps to streamline its operational structure, optimize its go-to-market strategy and reduce its customer acquisition costs to position itself for sustainable, profitable growth.
DSS non-GAAP Adjusted EBITDA was $1.3 million for the quarter, as compared to $1.5 million in the prior year period. The decrease was due primarily due to lower sales and lower gross margin, offset by lower selling and administrative costs, including lower incentive compensation expense.

Balance Sheet and Cash Flow

The Company’s cash and cash equivalents balance was $11.1 million and total outstanding debt was $285.6 million as of January 28, 2023. Cash flows used in operating activities during the 39 weeks ended January 28, 2023 were $(22.6) million compared to cash flows provided by operating activities of $7.9 million during the 39 weeks ended January 29, 2022. This $30.5 million decrease in cash flows provided by operating activities was primarily due to changes in the Company’s working capital due to increased adoption of its First Day inclusive and equitable access offerings. During the 13 weeks ended January 28, 2023, First Day Complete sales increased by $29 million to $67 million, or 76%, as compared to $38 million in the prior year period, which resulted in higher inventory purchases and receivables, offset by higher payables and right-of use payments during the third quarter and year to date of Fiscal 2023.

Given the growth of First Day programs and the timing of cash collection from the Company’s school partners, the third quarter fiscal quarter which has been a source of cash has shifted to the fourth quarter. When a school adopts the Company’s First Day inclusive and equitable access offerings, cash collection from the school generally occurs after the student drop/add dates, which is later in the working capital cycle, particularly in the Company’s third quarter given the timing of the Spring Term and its quarterly reporting period, as compared to direct-to-student point-of-sale transactions where cash is generally collected during the point-of-sale transaction or within a few days from the credit card processor. As a higher percentage of the Company’s sales shift to First Day inclusive and equitable access offerings, BNED is focused on efforts to better align the timing of its cash outflows to course material vendors with cash inflows collected from schools.

Amended and Extended Credit Facility

On March 8, 2023, the Company amended its existing Credit Agreement to, among other things, extend the maturity date by six months to August 2024 and reduce the commitments under the Credit Agreement by $20 million to $380 million. Additionally, the Company amended the existing Term Loan Credit Agreement to, among other things, extend the maturity date by six months to December 2024.

Fiscal 2023 Outlook
For fiscal year 2023, the Company expects consolidated non-GAAP Adjusted EBITDA to be between $20 million to $30 million, representing non-GAAP Adjusted EBITDA growth of $25 million to $35 million compared to fiscal year 2022. The Company’s Retail segment will be the primary driver of non-GAAP Adjusted EBITDA growth driven by new and ongoing First Day Complete course material model implementations, growth within its general merchandise business, new business margin, and cost reductions.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 4:30 p.m. Eastern Time on Thursday, March 9, 2023 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2023 fourth quarter results in late June 2023.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,388 college, university, and K-12 school bookstores, comprised of 785 physical bookstores and 603 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce websites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive and equitable access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,000 physical bookstores (including our Retail Segment's 785 physical bookstores) and sources and distributes new and used textbooks to our 603 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 340 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, an institutional and direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Sales:
Product sales and other	$402,755	$377,713	$1,231,465	$1,182,812
Rental income	44,309	25,085	96,555	87,757
Total sales	447,064	402,798	1,328,020	1,270,569
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	319,644	297,693	963,071	924,924
Rental cost of sales	23,210	18,144	52,416	53,096
Total cost of sales	342,854	315,837	1,015,487	978,020
Gross profit	104,210	86,961	312,533	292,549
Selling and administrative expenses	99,473	101,460	305,045	295,597
Depreciation and amortization expense	10,618	12,179	33,910	36,755
Impairment loss (non-cash) (a)	6,008	6,411	6,008	6,411
Restructuring and other charges (a)	5,975	46	6,610	3,067
Operating loss	(17,864)	(33,135)	(39,040)	(49,281)
Interest expense, net	6,918	3,051	15,672	7,809
Loss before income taxes	(24,782)	(36,186)	(54,712)	(57,090)
Income tax expense	267	615	900	811
Net loss	$(25,049)	$(36,801)	$(55,612)	$(57,901)

Loss per common share:
Basic	$(0.48)	$(0.71)	$(1.06)	$(1.12)
Diluted	$(0.48)	$(0.71)	$(1.06)	$(1.12)
Weighted average common shares outstanding:
Basic	52,602	52,003	52,404	51,714
Diluted	52,602	52,003	52,404	51,714

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Percentage of sales:
Sales:
Product sales and other	90.1%	93.8%	92.7%	93.1%
Rental income	9.9%	6.2%	7.3%	6.9%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	79.4%	78.8%	78.2%	78.2%
Rental cost of sales (a)	52.4%	72.3%	54.3%	60.5%
Total cost of sales	76.7%	78.4%	76.5%	77.0%
Gross profit	23.3%	21.6%	23.5%	23.0%
Selling and administrative expenses	22.3%	25.2%	23.0%	23.3%
Depreciation and amortization expense	2.4%	3.0%	2.6%	2.9%
Impairment loss (non-cash)	1.3%	1.6%	0.5%	0.5%
Restructuring and other charges	1.3%	—%	0.5%	0.2%
Operating loss	(4.0)%	(8.2)%	(3.1)%	(3.9)%
Interest expense, net	1.5%	0.8%	1.2%	0.6%
Loss before income taxes	(5.5)%	(9.0)%	(4.3)%	(4.5)%
Income tax expense	0.1%	0.2%	0.1%	0.1%
Net loss	(5.6)%	(9.2)%	(4.4)%	(4.6)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 28, 2023	January 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$11,137	$9,967
Receivables, net	277,513	250,187
Merchandise inventories, net	408,924	403,646
Textbook rental inventories	35,468	40,976
Prepaid expenses and other current assets	57,036	60,615
Total current assets	790,078	765,391
Property and equipment, net	92,225	93,752
Operating lease right-of-use assets	259,470	229,259
Intangible assets, net	114,947	133,975
Goodwill	4,700	4,700
Deferred tax assets, net	—	15,613
Other noncurrent assets	19,686	24,040
Total assets	$1,281,106	$1,266,730
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$355,348	$359,743
Accrued liabilities	138,179	150,754
Current operating lease liabilities	116,051	100,773
Total current liabilities	609,578	611,270
Long-term deferred taxes, net	1,601	—
Long-term operating lease liabilities	188,466	168,924
Other long-term liabilities	19,375	48,676
Long-term borrowings	285,600	200,400
Total liabilities	1,104,620	1,029,270
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 55,140 and 54,234 shares, respectively; outstanding, 52,604 and 52,046 shares, respectively	551	542
Additional paid-in-capital	745,417	738,968
Accumulated deficit	(547,106)	(480,538)
Treasury stock, at cost	(22,376)	(21,512)
Total stockholders' equity	176,486	237,460
Total liabilities and stockholders' equity	$1,281,106	$1,266,730

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	39 weeks ended
	January 28, 2023	January 29, 2022
Cash flows from operating activities:
Net loss	$(55,612)	$(57,901)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	33,910	36,755
Content amortization expense	4,882	3,984
Amortization of deferred financing costs	2,058	1,087
Impairment loss (non-cash) (a)	6,008	6,411
Merchandise inventory loss (a)	—	434
Deferred taxes	171	330
Stock-based compensation expense	4,588	4,463
Changes in other long-term assets and liabilities, net	362	260
Changes in operating lease right-of-use assets and liabilities	13,196	1,808
Changes in other operating assets and liabilities, net	(32,145)	10,270
Net cash flow (used in) provided by operating activities	(22,582)	7,901
Cash flows from investing activities:
Purchases of property and equipment	(26,899)	(33,393)
Net change in other noncurrent assets	572	734
Net cash flow used in investing activities	(26,327)	(32,659)
Cash flows from financing activities:
Proceeds from borrowings	512,000	463,220
Repayments of borrowings	(452,100)	(440,420)
Payment of deferred financing costs	(2,614)	—
Purchase of treasury shares	(864)	(2,370)
Proceeds from the exercise of stock options, net	—	256
Net cash flows provided by financing activities	56,422	20,686
Net increase (decrease) in cash, cash equivalents and restricted cash	7,513	(4,072)
Cash, cash equivalents and restricted cash at beginning of period	21,934	16,814
Cash, cash equivalents and restricted cash at end of period	$29,447	$12,742
Changes in other operating assets and liabilities, net:
Receivables, net	$(140,474)	$(129,115)
Merchandise inventories	(115,070)	(122,968)
Textbook rental inventories	(5,856)	(12,284)
Prepaid expenses and other current assets	14,034	(4,697)
Accounts payable and accrued liabilities	215,221	279,334
Changes in other operating assets and liabilities, net	$(32,145)	$10,270

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information (In thousands, except percentages) (Unaudited)

Segment Information (a)	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Sales:
Retail (b)	$421,259	$374,740	$1,256,376	$1,194,161
Wholesale	38,958	37,039	97,161	103,192
DSS	9,010	9,430	26,659	26,012
Eliminations	(22,163)	(18,411)	(52,176)	(52,796)
Total Sales	$447,064	$402,798	$1,328,020	$1,270,569

Gross Profit
Retail (c)	$88,926	$69,240	$272,447	$246,913
Wholesale	6,668	8,104	19,022	24,129
DSS (d)	8,885	9,251	26,231	25,502
Eliminations	1,417	1,764	(286)	423
Total Gross Profit	$105,896	$88,359	$317,414	$296,967

Selling and Administrative Expenses
Retail	$82,753	$84,626	$251,843	$242,477
Wholesale	3,563	3,941	11,561	12,319
DSS	7,632	7,775	23,909	21,527
Corporate Services	5,572	5,154	17,861	19,407
Eliminations	(47)	(36)	(129)	(133)
Total Selling and Administrative Expenses	$99,473	$101,460	$305,045	$295,597

Segment Adjusted EBITDA (Non-GAAP) (e)
Retail	$6,173	$(15,386)	$20,604	$4,436
Wholesale	3,105	4,163	7,461	11,810
DSS	1,253	1,476	2,322	3,975
Corporate Services	(5,572)	(5,154)	(17,861)	(19,407)
Eliminations	1,464	1,800	(157)	556
Total Segment Adjusted EBITDA (Non-GAAP)	$6,423	$(13,101)	$12,369	$1,370

Percentage of Segment Sales
Gross Profit
Retail (c)	21.1%	18.5%	21.7%	20.7%
Wholesale	17.1%	21.9%	19.6%	23.4%
DSS (d)	98.6%	98.1%	98.4%	98.0%
Eliminations	(6.4)%	(9.6)%	0.5%	(0.8)%
Total Gross Profit	23.7%	21.9%	23.9%	23.4%

Selling and Administrative Expenses
Retail	19.6%	22.6%	20.0%	20.3%
Wholesale	9.1%	10.6%	11.9%	11.9%
DSS	84.7%	82.4%	89.7%	82.8%
Corporate Services	N/A	N/A	N/A	N/A
Eliminations	N/A	N/A	N/A	N/A
Total Selling and Administrative Expenses	22.3%	25.2%	23.0%	23.3%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. D/B/A "Lids" (“Lids”) (collectively referred to herein as the “F/L Partnership”). Effective in April 2021, as contemplated by the F/L Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo general merchandise sales to Lids and Fanatics. The transition to Lids for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo general merchandise sales are fulfilled by Lids and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo general merchandise sales on a gross basis in the periods prior to the transition. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 13 and 39 weeks ended January 28, 2023, the Retail Segment gross margin excludes $0 and $26 respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 39 weeks ended January 29, 2022, the Retail Segment gross margin excludes $79 and $350 respectively, of amortization expense (non-cash) related to content development costs. Additionally, for the 39 weeks ended January 29, 2022, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the sale of our logo general merchandise inventory below cost to Lids.
(d)    For the 13 and 39 weeks ended January 28, 2023, the DSS Segment gross margin excludes $1,686 and $4,855, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 39 weeks ended January 29, 2022, the DSS Segment gross margin excludes $1,319 and $3,634, respectively, of amortization expense (non-cash) related to content development costs.
(e)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended	39 weeks ended
	January 28, 2023	January 28, 2023
Retail Sales
New stores (b) (c)	$21.6	$73.5
Closed stores (b)	(13.7)	(39.8)
Comparable stores (c)	22.5	28.8
Textbook rental deferral	17.7	6.5
Service revenue (d)	(1.1)	(3.4)
Other (d)	(0.5)	(3.4)
Retail Sales subtotal:	$46.5	$62.2
Wholesale Sales:	$1.9	$(6.0)
DSS Sales	$(0.4)	$0.7
Eliminations (f)	$(3.7)	$0.6
Total sales variance	$44.3	$57.5
(a)    The variances for this period are primarily related to re-opening stores that had temporarily closed due to the COVID-19 pandemic in the prior year.
(b)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended						39 weeks ended
	January 28, 2023			January 29, 2022			January 28, 2023			January 29, 2022
Number of Stores:	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total
Beginning of period	793	606	1,399	794	651	1,445	805	622	1,427	769	648	1,417
Opened	—	4	4	6	—	6	34	28	62	47	35	82
Closed	8	7	15	1	9	10	54	47	101	17	41	58
End of period	785	603	1,388	799	642	1,441	785	603	1,388	799	642	1,441

(c)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. D/B/A "Lids" (“Lids”) (collectively referred to herein as the “F/L Partnership”). Effective in April 2021, as contemplated by the F/L Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo general merchandise sales to Lids and Fanatics. The transition to Lids for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo general merchandise sales are fulfilled by Lids and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo general merchandise sales on a gross basis in the periods prior to the transition. For Retail Gross Comparable Store Sales details, see below.
(d)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(e)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(f)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended				39 weeks ended
	January 28, 2023		October 30, 2021 (a)		January 28, 2023		October 30, 2021 (a)
Textbooks (Course Materials)	$21.3	7.4%	$(11.9)	(4.0)%	$2.9	0.3%	$17.4	2.0%
General Merchandise	2.6	2.3%	42.8	58.6%	42.6	11.3%	169.5	81.2%
Total Retail Gross Comparable Store Sales	$23.9	5.9%	$30.9	8.4%	$45.5	3.6%	$186.9	17.6%

(a)    The variances for this period are primarily related to re-opening stores that had temporarily closed due to the COVID-19 pandemic in the prior year.
To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo general merchandise fulfilled by Lids, Fanatics and digital agency sales are included on a gross basis for consistent year-over-year comparison.
Effective in April 2021, as contemplated by the F/L Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo general merchandise sales to Lids and Fanatics. The transition to Lids for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo general merchandise sales are fulfilled by Lids and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo general merchandise sales on a gross basis in the periods prior to the transition.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a)	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net loss	$(25,049)	$(36,801)	$(55,612)	$(57,901)
Reconciling items (below)	13,669	7,855	17,499	13,896
Adjusted Earnings (non-GAAP)	$(11,380)	$(28,946)	$(38,113)	$(44,005)

Reconciling items
Merchandise inventory loss (b)	$—	$—	$—	$434
Impairment loss (non-cash) (c)	6,008	6,411	6,008	6,411
Content amortization (non-cash) (d)	1,686	1,398	4,881	3,984
Restructuring and other charges (e)	5,975	46	6,610	3,067
Reconciling items (f)	$13,669	$7,855	$17,499	$13,896

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net loss	$(25,049)	$(36,801)	$(55,612)	$(57,901)
Add:
Depreciation and amortization expense	10,618	12,179	33,910	36,755
Interest expense, net	6,918	3,051	15,672	7,809
Income tax expense	267	615	900	811
Merchandise inventory loss (b)	—	—	—	434
Impairment loss (non-cash) (c)	6,008	6,411	6,008	6,411
Content amortization (non-cash) (d)	1,686	1,398	4,881	3,984
Restructuring and other charges (e)	5,975	46	6,610	3,067
Adjusted EBITDA (non-GAAP)	$6,423	$(13,101)	$12,369	$1,370

Adjusted EBITDA by Segment (non-GAAP) (a)

The following is Adjusted EBITDA by Segment for the 13 and 39 week periods:

	13 weeks ended January 28, 2023
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(10,036)	$817	$(2,787)	$(14,507)	$1,464	$(25,049)
Add:
Depreciation and amortization expense	8,749	1,357	506	6	—	10,618
Interest expense, net	—	—	—	6,918	—	6,918
Income tax expense	—	—	—	267	—	267
Impairment loss (non-cash) (c)	6,008	—	—	—	—	6,008
Content amortization (non-cash) (d)	—	—	1,686	—	—	1,686
Restructuring and other charges (e)	1,452	931	1,848	1,744	—	5,975
Adjusted EBITDA (non-GAAP)	$6,173	$3,105	$1,253	$(5,572)	$1,464	$6,423

	13 weeks ended January 29, 2022
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(30,845)	$2,767	$(1,669)	$(8,854)	$1,800	$(36,801)
Add:
Depreciation and amortization expense	8,939	1,396	1,826	18	—	12,179
Interest expense, net	—	—	—	3,051	—	3,051
Income tax expense	—	—	—	615	—	615
Impairment loss (non-cash) (c)	6,411	—	—	—	—	6,411
Content amortization (non-cash) (d)	79	—	1,319	—	—	1,398
Restructuring and other charges (e)	30	—	—	16	—	46
Adjusted EBITDA (non-GAAP)	$(15,386)	$4,163	$1,476	$(5,154)	$1,800	$(13,101)

	39 weeks ended January 28, 2023
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(14,029)	$2,454	$(7,027)	$(36,853)	$(157)	$(55,612)
Add:
Depreciation and amortization expense	27,147	4,076	2,646	41	—	33,910
Interest expense, net	—	—	—	15,672	—	15,672
Income tax expense	—	—	—	900	—	900
Impairment loss (non-cash) (c)	6,008	—	—	—	—	6,008
Content amortization (non-cash) (d)	26	—	4,855	—	—	4,881
Restructuring and other charges (e)	1,452	931	1,848	2,379	—	6,610
Adjusted EBITDA (non-GAAP)	$20,604	$7,461	$2,322	$(17,861)	$(157)	$12,369

	39 weeks ended January 29, 2022
	Retail	Wholesale	DSS	Corporate Services (g)	Eliminations	Total
Net (loss) income	$(31,887)	$7,750	$(5,286)	$(29,034)	$556	$(57,901)
Add:
Depreciation and amortization expense	27,015	4,060	5,627	53	—	36,755
Interest expense, net	—	—	—	7,809	—	7,809
Income tax expense	—	—	—	811	—	811
Merchandise inventory loss (b)	434	—	—	—	—	434
Impairment loss (non-cash) (c)	6,411	—	—	—	—	6,411
Content amortization (non-cash) (d)	350	—	3,634	—	—	3,984
Restructuring and other charges (e)	2,113	—	—	954	—	3,067
Adjusted EBITDA (non-GAAP)	$4,436	$11,810	$3,975	$(19,407)	$556	$1,370
(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    As contemplated by the F/L Partnership's merchandising agreement, we sold our logo general merchandise inventory to Lids and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the 13 weeks ended July 31, 2021, at which time, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.
(c)    During the 13 weeks ended January 28, 2023, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $6,008 (both pre-tax and after-tax) comprised of $708, $1,697, $3,599 and $4 of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
During the 13 weeks ended January 29, 2022, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $6,411 (both pre-tax and after-tax) comprised of $739, $1,793, $3,668 and $211 of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.

(d)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(e)    During the 39 weeks ended January 28, 2023 and January 29, 2022, we recognized restructuring and other charges totaling $6,610 and $3,607, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, and costs related to development and integration associated with the F/L Partnership.
(f)    There is no pro forma income effect of the non-GAAP items.
(g)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement and Term Loan Agreement which fund our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a)

	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net cash flows (used in) provided by operating activities	$(31,958)	$(16,375)	$(22,582)	$7,901
Less:
Capital expenditures (b)	6,326	12,129	26,899	33,393
Cash interest paid	6,105	2,320	13,406	5,982
Cash taxes (refund) paid	1	(38)	(15,582)	(7,816)
Free Cash Flow (non-GAAP)	$(44,390)	$(30,786)	$(47,305)	$(23,658)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		39 weeks ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Physical store capital expenditures	$1,700	$5,081	$12,248	$12,561
Product and system development	2,972	4,398	8,584	11,878
Content development costs	1,168	2,037	4,481	6,749
Other	486	613	1,586	2,205
Total Capital Expenditures	$6,326	$12,129	$26,899	$33,393

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) adjusted for certain reconciling items that are subtracted from or added to net income (loss). We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss). We define Free Cash Flow as Cash Flows from Operating Activities less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss); the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss); and the reconciliation of Adjusted EBITDA by Segment to net income (loss) by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2022 filed with the SEC on June 29, 2022, which includes consolidated financial statements for each of the three years for the period ended April 30, 2022, May 1, 2021, and May 2, 2020 (Fiscal 2022, Fiscal 2021, and Fiscal 2020, respectively) and the Company's Quarterly Report on Form 10-Q for the period ended July 30, 2022 filed with the SEC on August 31, 2022 and the Company's Quarterly Report on Form 10-Q for the period ended October 29, 2022 filed with the SEC on December 6, 2022.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President, Chief Communications Officer
908-991-2967
cbrown@bned.com

Investor Contact:
Hunter Blankenbaker
Vice President Investor Relations
908-991-2776
hblankenbaker@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, including the duration, spread, severity, and any recurrences thereof, and the impact such public health crises have on the overall demand for BNED products and services, our operations, the operations of our suppliers and other business partners, and the effectiveness of our response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, the inability to achieve the expected cost savings during the anticipated time frame, and the inability to implement our cost saving initiatives in a timely and efficient manner; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 30, 2022. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.